Exhibit 10.1

SIGNING BONUS AGREEMENT

This SIGNING BONUS AGREEMENT (this “Agreement”), dated                     (the “Hire Date”), is entered into by and between Noble Drilling Services Inc., a Delaware corporation, on behalf of itself and its affiliates (the “Company”) and Stephen M. Butz (“Executive” and, together with the Company, the “Parties”).

WHEREAS, in connection with Executive’s employment as Executive Vice President and Chief Financial Officer of the Company, the Company intends to pay Executive a one-time cash signing bonus which shall be subject to a repayment clawback;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1.

Signing Bonus. The Company agrees to pay Executive a one-time cash signing bonus of $1,100,000.00 (one million, one hundred thousand dollars) (the “Bonus”), subject to all required taxes and withholdings, to be paid on the regularly scheduled payroll date of January 15, 2020, subject to the repayment provisions set forth in Section 2 of this Agreement.

2.	Repayment of Bonus. Executive agrees to repay the Bonus to the Company in accordance with the following terms and conditions:

a)

If, prior to the first anniversary of Executive’s Hire Date, Executive terminates his employment with the Company without “Good Reason” or Executive’s employment is terminated by the Company for “Cause” (as such terms are defined in that certain Employment Agreement, dated                , between Executive and the Company (the “Employment Agreement”)), then Executive shall repay 100% of the Bonus to the Company;

b)

If, at any time on or after the first anniversary of Executive’s Hire Date, but prior to the second anniversary of Executive’s Hire Date, Executive terminates his employment with the Company without “Good Reason” or Executive’s employment is terminated by the Company for “Cause” (as such terms are defined in the Employment Agreement), then Executive shall repay 50% of the Bonus to the Company;

c)

Any repayment required pursuant to Sections 2(a) or 2(b) of this Agreement will be paid by Executive to the Company within ten days of the termination of Executive’s employment with the Company, it being understood that repayment instructions will be provided to Executive promptly following such termination of employment.

3.

Consent to Offset. Executive agrees that any repayment due to the Company under this Agreement may be deducted, to the extent permitted by law (and to the extent any such deduction is exempt from, or compliant with, Section 409A of the Internal Revenue Code of 1986, as amended), from any amounts due to Executive from the Company or its affiliates at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and Executive hereby expressly authorizes such deduction(s). Executive understands and agrees that, if such deductions are not sufficient to repay the full amount owed, Executive will still remain obligated to repay the balance to the Company.

4.

No Guarantee of Continued Employment. Nothing in this Agreement will be construed as a commitment, guarantee, agreement, or understanding of any kind or nature that the Company will continue to employ Executive, nor will this Agreement affect in any way the right of either Party to terminate Executive’s employment at any time and for any reason, with or without Cause. Executive acknowledges and agrees that Executive is an “at will” employee.

5.

Acknowledgment. Executive understands he has the right to discuss this Agreement with his legal and financial advisors and family members, and that to the extent desired, he has availed himself of this opportunity. Executive further acknowledges that he has carefully read and fully understands the provisions of this Agreement, and that he is voluntarily entering into it without any duress or pressure from the Company.

6.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and shall supersede any other prior agreement or understanding, whether written or oral, between the Parties with respect to such subject matter.

7.

Severability. The Parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.

8.	Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

9.	Amendments. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by both Parties.

10.

Successors and Assigns. This Agreement is personal to Executive and is not assignable by Executive without the prior written consent of the Company. This Agreement shall bind and inure to the benefit of, and be enforceable by, Executive and the Company and their respective permitted successors and assigns.

11.

Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or other electronic media), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Executive has executed this Agreement, to be effective for all purposes as of the date set forth above.

COMPANY

NOBLE DRILLING SERVICES INC.

EXECUTIVE

Name: Stephen M. Butz